Exhibit 99.1

TTEC Announces Acquisition of FCR

Acquisition expands TTEC’s expertise in serving digital-first hypergrowth companies.

DENVER, October 28, 2019 — TTEC Holdings, Inc. (NASDAQ: TTEC), a leading digital global customer experience technology and services company focused on the design, implementation and delivery of transformative solutions for many of the world’s most iconic and disruptive brands, acquired FCR, a U.S.-based digitally enabled customer experience provider focused on the direct to consumer, e-commerce and hypergrowth markets. The acquisition is anticipated to be immediately accretive and is aligned to TTEC’s continued focus on driving organic growth through the omnichannel enablement of the most innovative and disruptive brands in the digital economy.

Headquartered in Eugene, Oregon, FCR is a leading expert in providing innovative customer care, social media community management, content moderation, technical support and business process solutions for emerging and digitally native hypergrowth clients. Founded in 2005, FCR currently supports more than 80 born digital clients in the high tech, health tech, e-commerce and financial services industries, and employs approximately 2,000 colleagues across 11 locations.

“FCR’s agile model is a perfect complement to our scalable customer engagement platform,” said Ken Tuchman, chairman and chief executive officer of TTEC. “The combination of our strong hypergrowth client base and FCR’s portfolio of emerging brands clearly establishes TTEC as the leading CX provider to the digitally enabled economy. Their award-winning team creates exceptional customer engagement solutions for fast-growing companies that need a responsive and nimble partner. As FCR’s clients scale their business and expand globally, we can leverage our global footprint and Humanify Cloud platform to deliver superior customer experience by bringing humanity to business at scale.”

FCR will retain its name and become a stand-alone entity inside TTEC’s Engage business. Matthew Achak, FCR’s president and founder and Katheryn Carnahan, FCR’s chief operating officer, will continue to lead FCR’s operations while John Stadter, chairman, will transition into an advisory role and continue in his role as an FCR board member.

“TTEC is known as the pioneer and industry leader in customer experience transformation and one of the only companies in the world who can deliver both the technical and human expertise to meet the omnichannel, AI, ML and automation needs of our existing and aspiring unicorn clients at global scale,” said Achak. “In TTEC we have found the perfect partner and complement to help take our business and clients to the next level. Culturally, we share a focus on employee experience that results in unmatched, award-winning customer experiences for our clients. With TTEC’s extensive global reach, Humanify Cloud Technology Platform and shared commitment to employee experience, we believe the TTEC / FCR partnership will allow us to meet the CX needs of our clients today and create long-lasting relationships that grow with them in the future.”

About TTEC:

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading digital global customer experience (CX) technology and services company focused on the design, implementation and delivery of transformative customer experience, engagement and growth solutions. The Company’s TTEC Digital business provides insight-driven, outcome-based and AI-enabled omnichannel cloud platforms and CX consulting solutions and its TTEC Engage business delivers operational excellence through customer care, acquisition, retention, fraud prevention and detection, and content moderation services. Founded in 1982, the Company’s

Investor Contact Paul Miller +1.303.397.8641	Media Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832

48,000 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com.

About FCR:

Headquartered in Eugene, Oregon, with domestic customer experience centers across the U.S. as well as international locations in Mexico and Poland, FCR has built a new class of high-quality customer experience and business process outsourcing solutions. The company provides a wide range of omnichannel customer experience and business process solutions to industries that include high tech, startups, e-commerce, gaming, healthcare, retail, travel and hospitality, and various sectors of the digital economy. Founded in 2005, FCR (First Call Resolution, LLC) currently supports more than 80 clients and employs approximately 2,000 colleagues across nine customer experience centers in the United States. FCR is changing the face of the CX industry, one call, email, instant message, text, and video conference at a time. To learn more about the company, visit www.gofcr.com for further information.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TTEC Holding, Inc.’s management and are subject to significant risks and uncertainties. Specifically, we would like for you to focus on risks related to our strategy execution, our ability to innovate and introduce technologies that are sufficiently disruptive to allow us to maintain and grow our market share, cybersecurity risk and risks inherent to our equity structure. Actual results may differ from what is expressed in the forward-looking statements. Factors that could cause TTEC’s results to differ materially from those described in the forward-looking statements can be found in TTEC’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is available on TTEC’s website www.ttec.com, and on the SEC’s public website at www.sec.gov. TTEC Holdings, Inc. does not undertake to update any forward-looking statements.

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